EXHIBIT 99.1

FOR IMMEDIATE RELEASE

September 30,
Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces 2011 Full Year and Fourth Quarter

Financial Results

PLANO, Texas – February 9, 2012 — Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its full year and fourth quarter ended December 31, 2011.

For the full year of 2011, revenues increased approximately 21% to $22.0 million, compared to $18.2 million for the full year of 2010. Gross margin decreased to 48% for the year ended December 31, 2011, compared to 50% for the year ended December 31, 2010. Net loss for 2011 was $505,000, or ($0.07) per share for 2011, compared to a net loss of $8.4 million, or ($1.23) per share for 2010. On December 31, 2011, the company’s working capital position was $14.0 million, including cash and marketable securities of $11.8 million.

Revenues for the fourth quarter of 2011 decreased approximately 38% to $3.6 million when compared to $5.8 million for the fourth quarter of 2010. Revenues in the quarter were primarily derived from telecommunications and enterprise product revenues, which decreased to $2.8 million in the fourth quarter of 2011 compared to $5.5 million for the fourth quarter of 2010. Services revenues increased approximately 180% to $754,000 compared to $269,000 on a year to year basis. Gross margin for the fourth quarter of 2011 was 40% compared to 55% for the fourth quarter of 2010. The decrease in gross margin percentage was primarily due to a shift in product mix toward lower margin products and services and decreased utilization of the company’s manufacturing facility. The company reported a net loss of $1.1 million, or ($0.16) per share in the fourth quarter of 2011 compared to a net income of $447,000, or $0.06 per fully diluted share in the fourth quarter of 2010.

“The fourth quarter was a particularly difficult one, due in large part to a slowdown in shipments of telecommunications equipment” said Gregory B. Kalush, CEO and President of Interphase. “These results further demonstrate the importance of our strategy in building a more diversified company that is less dependent upon a single market and a small group of customers for our success. Meaningful progress continues to be made in this effort. An important example of this progress is that we expect to announce our new embedded computer vision product in the first half of the year.”

About Interphase Corporation

Founded in 1974, Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the communications and enterprise markets. The company also offers a comprehensive portfolio of desktop virtualization solutions. Interphase provides expert engineering design and electronics manufacturing services, in addition to its commercial-off-the-shelf (COTS) product portfolio. Interphase is headquartered in Plano, Texas, with sales offices in the United States and Europe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Genband, Hewlett Packard, Oracle, and Samsung. Visit www.iphase.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, the lack of spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in the Company’s filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase and the Interphase logo are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Revenues	$3,607	$5,820	$21,993	$18,207
Gross margin	1,437	3,216	10,531	9,187
Research and development	843	1,056	3,814	6,572
Sales and marketing	788	878	3,498	4,512
General and administrative	762	935	3,529	3,843
Restructuring charge	—	—	—	3,339

Total operating expenses	2,393	2,869	10,841	18,266
(Loss) income from operations	(956)	347	(310)	(9,079)
(Loss) income before income tax	(949)	362	(288)	(9,056)
Net (loss) income	(1,112)	447	(505)	(8,419)
Net (loss) income per diluted share	$(0.16)	$0.06	$(0.07)	$(1.23)
Weighted average common and dilutive shares	6,895	6,915	6,857	6,839

Selected Consolidated Balance Sheet Information

(amounts in thousands)

	September 30,	September 30,
	Dec. 31, 2011	Dec. 31, 2010
Cash and marketable securities	$11,825	$10,777
Accounts receivable, net	2,998	4,890
Inventories	1,556	1,645
Net property, plant and equipment	369	414
Total assets	17,818	19,314
Total liabilities	6,476	8,304
Total shareholders’ equity	$11,342	$11,010

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